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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in this registration statement of Southwest Bancorporation of Texas, Inc. on Form S-8 of our reports, which include an explanatory paragraph regarding the Company's change as of January 1, 1994 in accounting for securities, dated January 31, 1997, on our audits of the consolidated financial statements and financial statement schedule of Southwest Bancorporation of Texas, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which reports are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.



                                           COOPERS & LYBRAND L.L.P.


Houston, Texas
August 13, 1997